UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2010

CHICOPEE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-51996	20-4840562
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

70 Center Street, Chicopee, Massachusetts	01013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:         (413) 594-6692

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Item 5.02                Departure of Directors or Certain Officers;  Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 18, 2010, Chicopee Bancorp, Inc. (the “Company”), the holding company of Chicopee Savings Bank (the “Bank”), and the Bank entered into a change in control agreement, effective July 1, 2010, with Guida R. Sajdak (the “Change in Control Agreement”) in connection with Ms. Sajdak’s appointment as Chief Financial Officer of the Company and Bank effective July 1, 2010.

The Change in Control Agreement has a term of thirty-six (36) months, subject to daily renewal unless written notice of non-renewal is provided to the executive.  Under the Change in Control Agreement, if within two years following a change in control of the Company or Bank, the executive’s employment is involuntarily terminated for a reason other than for “cause” (as defined in the Change in Control Agreement) or the executive voluntarily terminates employment for “good reason” (as defined in the Change in Control Agreement), the Company or the Bank will pay the executive, a lump sum cash payment equal to three (3) times her “average annual compensation” (as defined in the Change in Control Agreement).  In addition, the executive will be entitled to continued life, health and dental insurance coverage for three (3) years.   The executive’s severance will be reduced, if necessary, to ensure that the severance payments made to the executive does not exceed three (3) times the executive’s “base amount” as defined under Section 280G of the Internal Revenue Code.

The foregoing description of the Change in Control Agreement is qualified in its entirety by reference to the Change in Control Agreement that is attached as Exhibit 10.1 of this Current Report, and is incorporated by reference into this Item 5.02.

On June 18, 2010, the Company and the Bank each entered into a separate employment agreement (collectively, the “Employment Agreement”) with Russell J. Omer, Executive Vice President of Lending of the Company and the Bank.  The Employment Agreements do not provide for any duplicative payments.  The Employment Agreements replace the change in control agreement previously entered into with Mr. Omer and the Bank.

The Employment Agreement provides for a three-year term.  The Bank Employment Agreement extends on an annual basis and the Company Employment Agreement extends on a daily basis, unless written notice of non-renewal is given by the Board of Directors of the Company, Bank or by Mr. Omer.  The Employment Agreement provides for a base salary of $201,500.  In addition, the Employment Agreement provides for, among other things, participation in the Company and Bank’s employee benefits plans.  The Employment Agreement provides for termination by the Company or Bank for “cause”, as defined in the Employment Agreement, at any time.  If the Company or Bank terminates Mr. Omer’s employment for a reason other than for “cause”, or if Mr. Omer resigns from the Company or Bank for “good reason” (as defined in the Employment Agreement), then Mr. Omer would receive a lump sum severance payment equal to his base salary due for the remaining term of his employment agreement and the contributions that would have been made on his behalf to any retirement program of the Bank and the Company during the remaining term of his Employment Agreement.  In addition, the executive will be entitled to continued life, health and dental insurance coverage for three (3) years. Upon the termination of Mr. Omer’s employment under these circumstances, he must adhere to a one-year non-competition restriction.

Under the Employment Agreement, if within two years following a change in control of the Company or Bank, the Company or Bank terminates Mr. Omer for a reason other than for “cause” or Mr. Omer voluntarily terminates his employment for “good reason” (as defined in the Employment Agreement”), he would receive a lump sum severance payment equal to three times the average of the executive’s annual compensation for the five preceding taxable years, plus the value of the benefits he would have received under the Company’s and Bank’s retirement programs for thirty-six (36) months.  In addition, the executive will be entitled to continued life, health and dental insurance coverage for three (3) years.  Under the terms of the Company’s employment agreement, Mr. Omer would also be entitled to receive an additional tax indemnification payment if the payments and benefits resulted in an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code.

A copy of the Company and Bank Employment Agreement is filed as Exhibit 10.2 and 10.3 hereto and is incorporated by reference herein. The foregoing summary is qualified in its entirety by the full text of the Employment Agreement.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.                                           Exhibit

Exhibit 10.1	Change in Control Agreement between Chicopee Savings Bank and Guida R. Sajdak

Exhibit 10.2	Employment Agreement between Chicopee Bancorp, Inc. and Russell J. Omer

Exhibit 10.3	Employment Agreement between Chicopee Savings Bank and Russell J. Omer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHICOPEE BANCORP, INC.

DATE:  June 21, 2010                                                                 By:  /s/ William J. Wagner
              William J. Wagner
  President and Chief Executive Officer